Exhibit 99.1

CIRCUIT CITY STORES, INC. REPORTS SECOND QUARTER SALES

Elects Allen B. King to the Board of Directors

Richmond, Va., September 5, 2003 – Circuit City Stores, Inc. (NYSE:CC) today announced that total sales for the second fiscal quarter ended August 31, 2003, decreased 3 percent to $2.16 billion from $2.22 billion in the same period last year, with comparable store sales declining 5 percent.

“The sales pace improved in virtually all categories during the second half of the quarter, and during the month of August we produced a comparable store sales increase of 1 percent against a strong prior year increase of 12 percent,” said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. “Throughout the quarter, we produced strong sales growth in new television technologies such as digital big-screens and thin-panel LCD and plasma products, the digital imaging category and DVD movie titles. The strengthening during the second half of the quarter was especially pronounced in back-to-school products such as personal computer hardware and software, game software, wireless communications, portable audio and portable video. We believe that these categories all benefited from a new back-to-school advertising program, including both print and television, that helped drive traffic increases. At the end of the quarter, we successfully completed our transition to two new wireless carriers – Verizon Wireless and T-Mobile USA.”

The percent of merchandise sales represented by each major product category for the second quarter and first six months of the fiscal year was as follows:

	Three Months Ended August 31		Six Months Ended August 31
	2003	2002	2003	2002
Video	39%	39%	39%	39%
Audio	14	14	14	15
Information Technology	36	36	35	35
Entertainment	11	11	12	11

Total	100%	100%	100%	100%

Store Revitalization Program

By the end of the quarter, Circuit City had completed the refixturing of 217 stores, moving virtually all product onto the sales floor for easier customer access, improving adjacencies of related products, expanding selections in key areas such as flat and near-flat televisions and adding flexibility for future product introductions. The company plans to refixture another five stores in the third quarter to complete this year’s refixturing program.

During the quarter, Circuit City also completed the full remodel of three stores, finishing the full remodel program for the current fiscal year; opened one new store; and relocated one store. Year-to-date, Circuit City has fully remodeled four stores, opened one new store and relocated four stores. The company remains on schedule to open approximately 10 new stores and relocate 16 stores to 20 stores in the current fiscal year.

Anticipated Sale of Bankcard Operation

In mid-August, Circuit City announced plans to sell its bankcard operation. The company is incurring pretax charges in connection with the disposal of the operation and is recording the majority of these charges in the second quarter. Circuit City expects to classify the bankcard operation as a discontinued operation on the consolidated financial statements following resolution of contingencies and receipt of approvals related to the sale.

King Elected to Board of Directors

Circuit City also announced today the election of Allen B. King to the company’s board of directors. King is president and chief executive officer of Universal Corporation, a diversified corporation with operations in tobacco, lumber and agri-products; and chairman, president and chief executive officer of Universal Leaf Tobacco Company, Inc., international buyers and processors of leaf tobacco. King also serves on the board of directors for these companies as well as on the board of Deli Universal, Inc. He is a member of the Virginia Commonwealth University School of Business, Business Council and the board of trustees for the Virginia Foundation for Independent Colleges.

“Allen King has been part of Universal Leaf for more than 30 years,” said McCollough. “We believe that his in-depth business experience, strategic thinking and leadership skills will add breadth to our board and support Circuit City’s continued development.”

Conference Call Information

Circuit City expects to release earnings for the second fiscal quarter ended August 31, 2003, on September 17. The company will host a conference call for investors at 11:00 a.m. ET on that date to discuss the second quarter results. Domestic investors may access the call at (800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company’s investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET September 17 and will be available through midnight, September 23. Domestic investors may access the recording at (888) 286-8010, and international investors may dial (617) 801-6888. The access code for the replay is 85393534. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

About Circuit City Stores, Inc.

With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City’s promise to provide superior consumer electronics solutions to its customers. Circuit City’s remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 612 Circuit City Superstores and 13 mall-based Circuit City Express stores in 159 markets.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) when or whether the company will be successful in selling the bankcard operation and the terms of any such sale; and (2) the timing and amount of any charges to income that may be required. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is set forth under Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003. A copy of the annual report is available on the company’s Web site at www.circuitcity.com.

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Contact: Ann Collier, Circuit City Stores, Inc., 804-527-4058; or Virginia Watson, Circuit City Stores,Inc.,
804-527-4033.